Exhibit 99.1
Vanda Pharmaceuticals Inc. October 7, 2010 Mihael H. Polymeropoulos MD CEO

Forward-Looking Statement This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Vanda's financial condition, results from operations and business, and its expectations and beliefs. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda's forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt(r) receives; Vanda's inability to utilize a substantial portion of its prior net operating losses and research and development credits; Vanda's ability to successfully commercialize Fanapt(r) outside of the U.S. and Canada; delays in the completion of Vanda's clinical trials; a failure of Vanda's products to be demonstrably safe and effective; Vanda's failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda's products in the marketplace, or a failure to become or remain profitable; Vanda's expectations regarding trends with respect to its costs and expenses; Vanda's inability to obtain the capital necessary to fund its additional research and development activities; Vanda's failure to identify or obtain rights to new products; Vanda's failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda's key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda's products under its license and sublicense agreements, as well as other factors discussed in Vanda's Securities and Exchange Commission filings. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes states in Vanda's forward-looking statements and estimates will be achieved. The information in this presentation is provided only as of the date of this presentation, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly and forward-looking statements, whether as a result of new information, future events or otherwise.

Company Summary Focused on the development and commercialization of products for central nervous system disorders First drug, Fanapt(r) (iloperidone), approved by FDA in 2009 for the treatment of schizophrenia and licensed to Novartis for US and Canada Late-stage clinical pipeline Strong cash position and low cash burn Revenues: Sales royalties and milestones

Phase I Phase II Phase III NDA/MAA Phase I/II Pipeline Market Fanapt(r) (Schizophrenia, US) Iloperidone Depot Tasimelteon (CRSD) Fanapt(r) (Schizophrenia, E.U.

Fanapt(r) (iloperidone)

Fanapt(r) Overview Atypical antipsychotic approved by FDA in May 2009 for adults with schizophrenia Subsequently licensed to Novartis for marketing in US and Canada Vanda retains commercial rights outside of US and Canada. Commercial launch: January 2010 Novartis has created a dedicated sales force to support Fanapt(r) Patent protection to 2017 (HW-Peds)

Novartis Partnership Vanda received $200 million upfront payment Eligible to receive an additional $265 million in milestone payments Low double-digit royalties on sales Territories: US and Canada - Vanda retains rights for both oral and depot formulations outside of the US and Canada Novartis is committed to depot formulation development in US and Canada Vanda has rights to all clinical data generated by Novartis

Antipsychotic Market $15+ billion market (2009) Highly concentrated prescriber base Significant unmet needs remain Protected drug class: CMS-mandated formulary coverage due to disease severity Majority of patients with schizophrenia are covered through Medicaid or Medicare Part D

Fanapt(r) Launch Update Physicians have provided positive feedback on Fanapt(r) based upon its safety and efficacy profile Payer access - on the preferred drug list in approximately 70% of states Promotional launch began end of May 2010

Long-Acting iloperidone

Depot Formulation of iloperidone Once a month dosing using microsphere technology Drug is well-tolerated in studies to date It is expected that a PK study and one Phase III study is required for NDA filing

Long Acting Antipsychotic Market Compliance remains a significant unmet need in Schizophrenia Limited competition Risperdal Consta: $1.3B revenue in 2009 $1 billion ex-US, $300 million US Invega Sustenna: 2009 launch Zyprexa Relprevv: 2009 launch Well-established market for long-acting entrant

Fanapt(r) Franchise: IP Protection Fanapt(r) (oral) NCE (+ HW & pediatric) through mid-2017 iloperidone depot microspheres US 2023 (allowed) EU 2022 (application) iloperidone depot crystals US 2022 (application) EU 2022 (allowed)

Tasimelteon

Tasimelteon Oral dual melatonin receptor agonist in development for sleep and mood disorders, including Circadian Rhythm Sleep Disorders (CRSD) In Phase III for Non-24 Hour Sleep Wake Disorder (N24HSWD) Licensed from BMS

Tasimelteon Highlights for N24HSWD Granted orphan drug designation for N24HSWD by FDA No current treatment options available for N24HSWD Long-term health consequences from N24HSWD Relatively small clinical studies with short development timeline

N24HSWD Facts A type of circadian rhythm sleep disorder Affects 65,000 - 95,000 people in the US Occurs almost entirely in subjects without light perception Person affected will "free run" slightly longer than 24 hours without environmental input, causing a phase delay in his/her body clock each day

N24HSWD Clinical Program Phase III study underway, results expected late 2011 Placebo-controlled, double-masked study of 160 patients with N24HSWD Study duration 6-9 months Building a patient community to raise awareness for N24HSWD with leading organizations

Prior Tasimelteon Clinical Experience One Phase II and two Phase III clinical studies for insomnia completed, outcomes positive Tasimelteon shown to improve both sleep onset and sleep maintenance in Phase II and III phase advance studies Also shown to improve sleep onset in Phase III study in patients with chronic insomnia

On-going Trials in N24HSWD VP-3201 (efficacy study) 2 arm, 160-patient study 6-month treatment period Primary outcome: Subjective Nighttime Total Sleep Time (nTST) FPFV August 2010 VP-3202 (safety study) Target enrollment, n = 140 12-month treatment period FPFV planned for Q4 2010

35.7 MM N24HSWD SWSD/Early Risers DSPD 80,000 12.6 MM 15.6 MM Jet-Lag Total Population: >65 MM CRSD Population in the U.S.

Tasimelteon Summary Clinical efficacy/safety studies complete Q4 2012 Target NDA filing early 2013 Orphan indication Low R&D spend Significant commercial opportunity

($ in millions) 06/30/10 Cash/cash equivalents/ST investments $207.1 ($ in millions) Six Months Ended 06/30/10 Revenue Operating Expenses $20.7 COGS 3.6 R&D 4.4 G&A 5.3 Income from Operations 7.4 Tax provision 5.6 Net Income $1.8 TAX UPDATE: Deferral for 2010 - 382 NOL Analysis Ongoing Discussion with IRS Summary Financials

Vanda Pharmaceuticals Inc. October 7, 2010 Mihael H. Polymeropoulos MD CEO